Alfred Ayensu-Ghartey
Vice President and Associate General Counsel
(212) 314-2777
Alfred.Ayensu-Ghartey@equitable.com

[EQUITABLE FINANCIAL LIFE INSURANCE COMPANY]	LAW DEPARTMENT

April 22, 2025

Equitable Financial Life Insurance Company

1345 Avenue of the Americas

New York, NY 10105

Dear Sirs:

This opinion is furnished in connection with the filing by Equitable Financial Life Insurance Company (the “Equitable Financial”) on Form S-1 Registration Statement of Equitable America for the purpose of registering interests in the Market Stabilizer Option® II (“MSO Interests”) under the Securities Act of 1933.

I have examined such corporate records of Equitable Financial and provisions of the New York Insurance Law as are relevant to authorization and issuance of the Interests and such other documents and laws as I consider appropriate. On the basis of such examination, it is my opinion that:

1. Equitable Financial is a corporation duly organized and validly existing under the laws of the State of New York.

2. The MSO Interests are duly authorized and, when issued in accordance with applicable regulatory approvals, represent validly issued and binding obligations of Equitable Financial.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Alfred Ayensu-Ghartey
Alfred Ayensu-Ghartey